Exhibit 99.1

CONQUEST PAYROLL TAXES

HOUSTON, TX February 2012 --Conquest Petroleum Incorporated (OTCBB: CQPT), an independent oil and gas producing company, located in Houston, Texas has received abatements and made payments on delinquent payroll taxes which has substantially affected the Balance Sheet.

Shortly after assuming control of management and the Board of Directors of the Company, the new management team discovered that payroll taxes had not been paid for the employees despite deductions from employee pay checks dating back to 2007. Further, it was discovered that the proper reports had not been filed or were not filed in a timely manner. The total delinquency was $846,907. Management retained an outside firm with expertise in this area and to date, the Company has been granted abatements of $476,128 in penalties. Additionally, the Company has paid $180,997 in back taxes, mainly corresponding with withheld payroll deductions and the Company has arranged an installment payment for other amounts due.

Robert D. Johnson, CEO, states that, “Management has continually experienced matters from the past that have drained its limited capital resources and diverted funds from development projects necessary to monetize the Company’s substantial undeveloped acreage. Management now feels that it has identified the remaining liabilities. As evidenced by the improvement of the financials (Loss per Share; 2008 - $2.34, 2009 - $1.13, and 2010 - $.33), progress is being made; but, the Company must find a source of capital to complete the recovery. The shortage of funds will cause a delay in the filing of the annual Form 10K.”

Contact Information for the Company’s Investor Relations Representation can be found on the web site and below.

CAUTIONARY STATEMENT

Some of the items discussed in this presentation are forward-looking statements about Conquest Petroleum Incorporated ("Conquest" or the "Company") and its activities in Louisiana and Kentucky, known and unknown risks and uncertainties, which may cause Conquest's or its wholly owned subsidiaries' actual future results to vary widely. Words such as "anticipates", "hopes", "expects", "intends", "plans", "targets", "projects", "believes", "seeks", "estimates", and similar expressions are intended to identify such forward-looking statements. The statements are based upon Management's current expectations, estimates and projections, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in demand for, and prices of and demand for, crude oil and natural gas, the results of drilling and testing, local political events, civil unrest, weather, the ability to obtain equity or debt financing on acceptable terms, if at all, working capital constraints, and general economic conditions. You should not place undo reliance on these forward-looking statements, which speak only from the date of this document. Unless legally required, Conquest undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:  Killian Capital Corp
          Ann Thomas
          210-744-9565
          ann_thomas@msn.com
          13131 Champions Drive Suite 205
          Houston, TX 77069